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                                                                       EXHIBIT 5

                   [Elias, Matz, Tiernan & Herrick LLP Letterhead]

                                    July 13, 1998




Board of Directors
U.S.B. Holding Co., Inc.
100 Dutch Hill Road
Orangeburg, New York  10962

     Re:  Registration Statement on Form S-4
          1,832,797 Shares of Common Stock

Gentlemen:

     We have acted as special counsel to U.S.B. Holding Co., Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 1,832,797 shares of the Company's common stock, $.01 par value per share (the "Shares"), in connection with the proposed merger of Tappan Zee Financial, Inc. with and into the Company, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

     Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement, and we consent to the use of our name under the heading "Legal Matters" in the Proxy Statement/Prospectus constituting a part thereof.

                                   Very truly yours,

                                   ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                   By: /s/ Daniel P. Weitzel
                                   ----------------------------------
                                   Daniel P. Weitzel, a Partner